Black Hills Corporation

Improving life with energy

News Release
Company Contact:
Jerome E. Nichols 605-721-1171
Media Relations Line    866-243-9002

BLACK HILLS CORP. REPORTS SECOND QUARTER RESULTS AND ANNOUNCES QUARTERLY DIVIDEND
CONTINUED STRENGTH IN UTILITY EARNINGS AND KEY STRATEGIC PROJECTS ON TRACK

RAPID CITY, SD – August 4, 2011 – Black Hills Corp. (NYSE: BKH) today announced second quarter 2011 financial results. Adjusted net income was $12.9 million, or $0.32 per share, compared to $7.5 million, or $0.19 per share, for the same period in 2010 (this is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). On a GAAP basis, the company reported net income of $7.8 million, or $0.19 per share, for second quarter 2011, compared to a net loss of $8.7 million, or $0.22 per share, for the same period in 2010.
For the six months ended June 30, 2011, adjusted net income was $36.2 million, or $0.91 per share, compared to $39.3 million, or $1.01 per share, for the same period in 2010 (this is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). On a GAAP basis, the company reported net income of $34.7 million, or $0.87 per share, for the six months ended June 30, 2011, compared to $22.8 million, or $0.58 per share, for the same period in 2010.
“We are pleased with our financial and operational results and the continued successful execution of our strategic plan in the second quarter,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Our electric and natural gas utilities are performing well, reflecting 2010 customer rate adjustments in five of our utility jurisdictions and appropriate returns on our recent capital investments.
“Our two ongoing generation construction projects in Pueblo, Colo., with estimated total capital expenditures of $487 million, are within budget and on schedule to begin commercial operation on Jan. 1, 2012. On Aug.1, we announced another utility growth project and filed a request with the Wyoming Public Service Commission to construct 120 megawatts of new generation for $158 million to serve our Cheyenne Light customers beginning in 2014. This brings the total amount of our 2011 announced growth projects to $303 million. The proposed new facilities would begin operation in the 2012 to 2014 time frame.

“In our non-regulated group, power generation performed as expected, and energy marketing diversification efforts gained traction with increased volumes and positive gross margins across all commodities. Our coal mining segment reported higher revenues resulting from contract price adjustments tempered by lower tonnage sold. Progress on cost initiatives was offset by weather-related operational issues impacting production and mining expenses.”
Black Hills Corp. highlights for second quarter 2011, recent regulatory filings and other events include:

•	Construction of Colorado Electric’s 180 megawatt power plant in Pueblo, Colo., is on schedule and under budget with estimated total capital expenditures of $227 million.

•	Construction of Colorado IPP’s 200 megawatt power plant in Pueblo, Colo., is on schedule and on budget with estimated total capital expenditures of $260 million.

•
On April 28, 2011, Colorado Electric filed a rate request with the Colorado Public Utilities Commission seeking a $40.2 million, or an 18.8 percent, increase in annual revenues, with proposed new rates effective Jan. 1, 2012, the projected start date of commercial operations at the facilities.

•
A settlement has been reached for Colorado Electric’s proposal to rate base the utility’s 50 percent ownership of a 29 megawatt wind turbine project. A decision by the Colorado Public Utilities Commission is expected during a hearing on Aug. 8. The project will require a net capital investment by the utility of $27 million and will be operational no later than Dec. 31, 2012.

•
On Aug. 1, 2011, Cheyenne Light filed an integrated resource plan with the Wyoming Public Service Commission and a request for a certificate of public convenience and necessity to construct and operate a new $158 million, 120 megawatt electric generation facility. The facility will include three 40 megawatt, simple-cycle, natural gas-fired turbines, and is expected to commence operation in 2014.

•
The energy marketing segment continued to execute its diversified commodity strategy and grow its origination business. Volumes were up across all commodities, and overall gross margin improved by $3.6 million or 40 percent.

•
The oil and gas segment reported flat earnings reflecting restricted capital expenditures and reduced net average received prices. The Mancos horizontal test drilling program advanced in the San Juan and Piceance Basins. The San Juan well has been drilled, cased and cemented and is currently being fracture stimulated. The first Piceance well has also been drilled, cased and cemented and is awaiting completion and fracture stimulation. The permit to drill a second Piceance well was received, the location is constructed, and a drilling rig is being moved to the site. Results for all three Mancos test wells are expected by year-end.

•
A $150 million, one-year, unsecured term loan with a cost of borrowing of 125 basis points over LIBOR was closed during the quarter. This term loan reduced revolver borrowings and will result in interest savings of approximately $700,000 in 2011.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(unaudited)
(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2011	2010	2011	2010
Net income (loss):
Utilities:
Electric	$8.6	$7.2	$18.9	$17.0
Gas	4.4	(0.9)	23.7	18.6
Total Utilities Group	13.0	6.3	42.6	35.7

Non-regulated Energy:
Power generation	0.5	(0.4)	1.7	0.7
Coal mining	(0.4)	3.1	(1.7)	4.4
Oil and gas	(0.1)	0.2	(0.8)	2.6
Energy marketing	3.7	1.3	1.0	3.6
Total Non-regulated Energy Group	3.8	4.2	0.3	11.2

Corporate*	(9.1)	(19.2)	(8.2)	(24.1)

GAAP Net income (loss)	$7.8	$(8.7)	$34.7	$22.8

*    Includes $5.1 million and $1.5 million net non-cash after-tax mark-to-market unrealized loss for the three and six months ended June 30, 2011 and $16.2 million and $18.2 million net non-cash after-tax mark-to-market unrealized loss for the three and six months ended June 30, 2010, respectively. These unrealized losses are related to certain de-designated interest rate swaps.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Revenues (a) (in millions):
Utilities	$239.5	$223.4	$618.0	$615.4
Non-regulated Energy	54.6	49.3	98.1	100.8
Corporate and Intercompany eliminations	(21.0)	(16.3)	(39.7)	(33.4)
	$273.1	$256.3	$676.4	$682.8

Weighted average common shares outstanding (in thousands):
Basic	39,109	38,902	39,084	38,875
Diluted	39,823	38,902	39,793	39,042

Earnings (loss) per share:
Basic	$0.20	$(0.22)	$0.89	$0.59

Diluted	$0.19	$(0.22)	$0.87	$0.58

(a) Operating revenues for the three and six months ended June 30, 2010 have been restated to eliminate intercompany transactions with our rate regulated operations; these transactions were previously not eliminated. There was no impact on total gross margin or net income.

2011 EARNINGS GUIDANCE
The company reaffirms its expected 2011 adjusted net income to be in the range of $1.70 to $1.95 per share, as previously announced on May 10, 2011.

USE OF NON-GAAP FINANCIAL MEASURES
As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Adjusted net income is defined as net income, adjusted for expenses and gains that are unusual, non-routine, non-recurring or special in a way that does not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. Also, the company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. Adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2011		2010		2011		2010
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) (GAAP)	$7.8	$0.19	$(8.7)	$(0.22)	$34.7	$0.87	$22.8	$0.58
Adjustments for special items:
Unrealized (gain) loss on interest rate swaps	5.1	0.13	16.2	0.41	1.5	0.04	18.2	0.46
Gain on sale of Elkhorn, NE assets	—	—	—	—	—	—	(1.7)	(0.04)
Rounding	—	—	—	—	—	—	—	0.01
Total adjustment for special items	5.1	0.13	16.2	0.41	1.5	0.04	16.5	0.43

Adjusted net income (loss) (Non-GAAP)	$12.9	$0.32	$7.5	$0.19	$36.2	$0.91	$39.3	$1.01
DIVIDENDS
On July 27, 2011, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on Aug. 18, 2011, will receive $0.365 cents per share, equivalent to an annual dividend rate of $1.46, payable on Sept. 1, 2011.

CONFERENCE CALL AND WEBCAST
The company will host a live conference call and webcast at 11 a.m. EDT on Friday, Aug. 5, 2011, to discuss the company’s financial and operating performance.
Those interested in listening to the live broadcast from within the United States can call 800-599-9829. International callers can call 617-847-8703. All callers need to enter the pass code 91989978 when prompted. To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Monday, Aug. 15, 2011, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 51664168.

BUSINESS UNIT PERFORMANCE SUMMARY

Utilities Group - Second Quarter 2011

Net income from the Utilities Group for the three months ending June 30, 2011, was $13.0 million, compared to $6.3 million in 2010.

Electric Utilities

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Gross margin	$69.8	$66.9	$2.9	$144.0	$131.0	$13.0

Operations and maintenance	34.2	36.0	(1.8)	71.3	68.7	2.6
Depreciation and amortization	13.0	11.9	1.1	25.8	23.1	2.7
Operating income	22.6	19.0	3.6	46.9	39.2	7.7

Interest expense, net	(10.1)	(8.4)	(1.7)	(20.1)	(16.7)	(3.4)
Other income (loss)	(0.1)	0.3	(0.4)	0.4	2.4	(2.0)
Income tax (expense)	(3.9)	(3.7)	(0.2)	(8.3)	(7.9)	(0.4)
Net income (loss)	$8.6	$7.2	$1.4	$18.9	$17.0	$1.9

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2011	2010	2011	2010
Retail sales - MWh	1,077,980	1,073,529	2,224,162	2,227,384
Contracted wholesale sales - MWh (a)	82,253	120,258	172,212	288,723
Off-system sales - MWh (b)	452,772	436,572	857,616	911,661
	1,613,005	1,630,359	3,253,990	3,427,768

Total gas sales - Cheyenne Light - Dth	939,928	1,022,729	2,888,633	3,065,565

Regulated power plant availability:
Coal-fired plants (c)	88.6%	90.0%	89.9%	91.3%
Other plants (d)	89.9%	97.4%	94.3%	98.6%
Total availability	89.0%	92.6%	91.5%	93.9%
(a)    Decrease in MWh sold reflects the termination of wholesale contracts when a previous wholesale power customer purchased an ownership interest in the Wygen III facility.
(b)     Includes 94,945 MWh and 173,448 MWh sold at Colorado Electric for the three and six months ended June 30, 2011, respectively. Pursuant to a rate case order with the Colorado PUC, the margins associated with these sales have been deferred until settlement of a sharing mechanism is finalized.
(c)    Availability for the three and six months ended June 30, 2011 was impacted by planned major overhauls and an extended outage at the PacifiCorp-operated Wyodak plant. Availability for the same periods in 2010 was impacted by unplanned maintenance at the same plant.
(d) Availability for the three months ended June 30, 2011 was impacted by a planned major overhaul at Neil Simpson CT.

Gross margin increased primarily due to the recently approved rate adjustments that include a return on significant capital investments, partially offset by lower margins resulting from the termination of power sales contracts upon a customer's purchase of an ownership interest in Wygen III in 2010.

Operations and maintenance decreased primarily due to unplanned maintenance expenditures at the PacifiCorp-operated Wyodak plant in 2010, partially offset by increased allocation of corporate costs in 2011.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net increased primarily due to higher debt balances associated with recent capital investments.

Gas Utilities

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)
Gross margin	$46.8	$44.0	$2.8	$123.9	$119.8	$4.2

Operations and maintenance	28.2	32.1	(3.8)	62.8	66.4	(3.6)
Gain on sale of operating asset	—	—	—	—	(2.7)	2.7
Depreciation and amortization	5.9	6.8	(0.8)	12.0	13.8	(1.9)
Operating income	12.6	5.2	7.4	49.2	42.2	7.0

Interest expense, net	(6.3)	(6.8)	0.5	(13.3)	(13.0)	(0.3)
Other income (expense)	0.1	0.3	(0.1)	0.1	—	0.1
Income tax benefit (expense)	(2.0)	0.5	(2.5)	(12.3)	(10.6)	(1.7)
Net income (loss)	$4.4	$(0.9)	$5.3	$23.7	$18.6	$5.1

	Three Months Ended June 30,		Six Months Ended June 30,
Operating statistics:	2011	2010	2011	2010
Total gas sales - Dth	9,216,956	7,575,755	34,204,826	33,717,145
Total transport volumes - Dth	13,838,502	12,771,600	30,125,054	30,583,347

Gross margin increased primarily due to recently approved rate adjustments and cooler weather compared to the same period in the prior year.

Operations and maintenance decreased primarily due to lower property tax expense including an $0.8 million credit from a recent settlement on assessments from prior tax years, and lower allocation of corporate costs.

Depreciation and amortization decreased primarily due to a shift in corporate allocations as a result of higher asset deployment at the Electric Utilities.

Interest expense, net decreased primarily due to increased interest income on intercompany lending.

Income tax: The effective tax rate for 2011 was impacted by a favorable adjustment related to a state net operating loss true-up.

Non-regulated Energy Group - Second Quarter 2011

Net income from the Non-regulated Energy group for the three months ended June 30, 2011, was $3.8 million, compared to net income of $4.2 million for the same period in 2010. Business segment results were as follows:

Power Generation

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Revenue	$7.8	$6.7	$1.1	$15.4	$14.7	$0.7
Operations and maintenance	4.1	5.2	(1.1)	8.3	8.6	(0.3)
Depreciation and amortization	1.0	1.3	(0.3)	2.1	2.3	(0.2)
Operating income	2.6	0.2	2.5	5.0	3.9	1.2

Interest expense, net	(1.8)	(2.0)	0.2	(3.6)	(4.0)	0.4
Other income (expense)	—	1.2	(1.2)	1.2	1.2	0.1
Income tax benefit (expense)	(0.3)	0.2	(0.5)	(0.9)	(0.4)	(0.5)
Net income (loss)	$0.5	$(0.4)	$1.0	$1.7	$0.7	$1.1

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2011	2010	2011	2010
Contracted fleet power plant availability -
Coal-fired plant	99.5%	98.9%	99.8%	99.5%
Natural gas-fired plant	100.0%	100.0%	100.0%	100.0%
Total availability	99.7%	99.3%	99.8%	99.7%

Revenue increased primarily due to increased sales from Wygen I, which incurred a forced outage and a major overhaul in the same period in the prior year.

Operations and maintenance decreased as higher costs were incurred in the same period in the prior year related to the forced outage and major overhaul of Wygen I.

Other income (expense) decreased due to lower earnings from partnership investments.

Coal Mining

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Revenue	$15.5	$15.0	$0.5	$31.0	$29.0	$2.0
Operations and maintenance	13.0	9.1	4.0	27.6	19.3	8.3
Depreciation and amortization	4.6	3.3	1.3	9.2	6.2	3.0
Operating income (loss)	(2.1)	2.7	(4.7)	(5.8)	3.5	(9.3)

Interest income, net	0.9	0.8	0.1	1.9	1.1	0.8
Other income (expense)	0.5	0.5	—	1.1	1.1	—
Income tax benefit (expense)	0.2	(0.9)	1.1	1.1	(1.3)	2.4
Net income (loss)	$(0.4)	$3.1	$(3.5)	$(1.7)	$4.4	$(6.1)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2011	2010	2011	2010
	(in thousands)
Tons of coal sold	1,235	1,459	2,605	2,851
Cubic yards of overburden moved	2,933	3,752	6,388	7,323

Revenue increased primarily due to a 22 percent increase in average sales price per ton. The higher average sales price reflects the impact of price escalators and adjustments in certain of our sales contracts where we are able to pass at least a portion of higher mining costs to our customers. Approximately 40 percent of our coal production is sold under these regulated sales contracts where the sales price escalates based on actual mining cost increases. Most of our remaining production is sold under contracts where the sales price may escalate with published indices, which may not necessarily represent changes in actual mining costs. Revenue was also impacted during the current quarter by a 15 percent decrease in coal volumes sold, primarily due to customer plant outages, plant closures and weather conditions which restricted our ability to mine coal.

Operations and maintenance increases are reflective of the current phase of our mine where we have longer haul distances and higher overburden stripping costs. Additionally, we experienced higher costs associated with drilling and blasting, equipment maintenance, fuel, staffing levels for our train load-out facility and weather conditions. As noted above, over half of our production is sold under contracts which have price escalators based on published indices. These escalators have not kept up with actual mining cost increases, reducing coal mine operating income, which is expected to continue to negatively impact 2011 results. Previous periods also include the capitalization of certain costs associated with mine infrastructure, including our in-pit conveyor system that is used to transport coal to mine-mouth generation facilities.

Depreciation, depletion and amortization expense increased primarily due to higher depreciation on reclamation related costs and mining equipment.

Income tax benefit (expense): The effective tax rate in 2010 was impacted by the tax benefit generated by percentage depletion.

Energy Marketing

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Gross margin	$12.5	$8.9	$3.6	$14.9	$18.7	$(3.7)

Operating expenses	6.6	6.0	0.5	12.3	11.5	0.9
Depreciation and amortization	0.1	0.1	—	0.3	0.3	—
Operating income (loss)	5.8	2.7	3.0	2.3	7.0	(4.6)

Interest expense, net	(0.2)	(0.8)	0.6	(0.7)	(1.6)	0.9
Other income (expense)	—	0.2	(0.2)	—	0.2	(0.2)
Income tax benefit (expense)	(1.9)	(0.8)	(1.1)	(0.6)	(2.0)	1.4
Net income (loss)	$3.7	$1.3	$2.4	$1.1	$3.5	$(2.5)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2011	2010	2011	2010
Average daily quantities -
Natural gas physical - MMBtus	1,524,897	1,348,887	1,626,973	1,549,913
Crude oil physical - barrels	23,257	20,935	22,255	17,203
Coal - tons (a)	33,693	27,972	35,105	27,972
Power - MWHs (b)	104	—	52	—
    (a) Represents activity from the coal marketing business acquired on June 1, 2010.
(b) Power marketing began late in the third quarter of 2010.

Revenue and gross margin increased primarily due to higher unrealized marketing gains of $5.0 million. This increase was driven by timing of natural gas settlements of $4.7 million and increased gains of $2.9 million from the company’s portfolio of power marketing contracts partially offset by decreased unrealized margins from the coal portfolio of $2.5 million. The unrealized marketing gains were partially offset by lower realized marketing gross margins of $1.5 million. A less favorable natural gas market contributed to this variance.

Operating expenses increased primarily due to higher compensation and benefit expense relating to additional staff marketing new commodities in new geographic regions and a higher provision for compensation expense related to increased margins.

Interest expense, net decreased primarily due to changes in affiliate borrowings and decreased costs related to the committed Enserco Credit Facility.

Oil and Gas

	Three Months Ended June 30,		Increase (Decrease)	Six Months Ended June 30,		Increase (Decrease)
	2011	2010	2011 vs. 2010	2011	2010	2011 vs. 2010
	(in millions)

Revenue	$18.8	$18.7	$0.2	$36.7	$38.4	$(1.7)
Operations and maintenance	10.2	10.5	(0.3)	20.8	20.2	0.5
Depreciation and amortization	7.6	6.8	0.8	14.9	13.0	2.0
Operating income	1.0	1.3	(0.3)	1.1	5.2	(4.1)

Interest expense, net	(1.4)	(1.4)	—	(2.8)	(2.2)	(0.6)
Other income (expense)	0.1	0.2	(0.2)	(0.1)	0.5	(0.6)
Income tax benefit (expense)	0.2	0.1	0.1	1.0	(1.0)	2.0
Net income (loss)	$(0.1)	$0.2	$(0.3)	$(0.8)	$2.6	$(3.4)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2011	2010	2011	2010
Mcf equivalent sales	2,852,787	2,863,236	5,608,745	5,521,758

Average price received:
Gas/Mcf	$4.29	$4.85	$4.47	$5.36
Oil/Bbl	$79.53	$89.98	$73.10	$82.19

Revenue increased primarily due to a 20 percent increase in oil volumes largely related to production in our ongoing Bakken oil drilling program partially offset by a 12 percent lower average hedged price received. The decrease in crude oil price was influenced by fixed price swaps previously entered into at prices significantly below current oil market prices. Natural gas volumes, exclusive of gas liquids, were 4 percent lower than the prior period and the natural gas average hedged price decreased 12 percent.

Depreciation, depletion and amortization increased due to a higher depletion rate, resulting primarily from higher finding and development costs on a per Mcfe basis for our Bakken oil drilling program.

Income tax (expense) benefit: The effective tax rate in the second quarter of 2011 was impacted by the tax benefit generated by depletion rates.

Corporate - Second Quarter 2011

Loss for the three months ended June 30, 2011, was $9.1 million compared to loss of $19.2 million for the same period in 2010. Results for the second quarter of 2011 reflect a $5.1 million unrealized mark-to-market non-cash after-tax loss related to interest rate swaps no longer designated as hedges for accounting purposes compared to the second quarter of 2010, which included a $16.2 million unrealized mark-to-market non-cash loss related to these interest rate swaps.

ABOUT BLACK HILLS CORP.
Black Hills Corp. – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, the risk factors described in Item 1A of Part I of our 2010 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities and the timing in which the new rates would go into effect;

•	Our ability to receive regulatory approval to recover in rate base our expenditures for new generation facilities or other utility infrastructure;

•	Our ability to complete the construction, start up and operation of power generation facilities in a cost-effective and timely manner;

•	The accounting treatment and earnings impact associated with interest rate swaps and other derivatives;

•	Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms;

•
The timing, volatility and extent of changes in energy and commodity prices, supply or volume, the cost and availability of transportation of commodities, changes in interest rates or foreign exchange rates and the demand for our services, any of which can affect our earnings, financial liquidity and the underlying value of our assets, including the possibility that we may be required to take future impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves;

•	Our ability to successfully integrate and profitably operate any future acquisitions;

•	The timing and extent of scheduled and unscheduled outages of our power generating facilities;

•
Our ability to successfully complete labor negotiations with labor unions with whom we have collective bargaining agreements and for which we are currently in, or soon to be in, contract renewal negotiations;

•	Our ability to provide accurate estimates of proved oil and gas reserves and future production and associated costs;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;

•	Changes in or compliance with laws and regulations, particularly those related to financial reform legislation, taxation, power generation, safety, protection of the environment and energy marketing;

•	Weather and other natural phenomena;

•	The effect of accounting policies issued periodically by accounting standard-setting agencies;

•
Macro- and micro-economic changes in the economy and energy industry, including the impact of (i) consolidation and changes in competition and (ii) general economic and political conditions, including tax rates or policies and inflation rates; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

_______________________

	Consolidating Income Statement
Three Months Ended June 30, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Energy Marketing	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Operating revenue	$139.5	$99.9	$7.8	$15.5	$12.5	$18.8	$46.2	$(67.2)	$273.1
Fuel, purchased power and cost of gas sold	69.7	53.1	—	—	—	—	—	(19.0)	103.8
Gross Margin	69.8	46.8	7.8	15.5	12.5	18.8	46.2	(48.2)	169.3

Operations and maintenance	34.2	28.2	4.1	13.0	6.6	10.2	40.1	(42.1)	94.3
Depreciation, depletion and amortization	13.0	5.9	1.0	4.6	0.1	7.6	2.5	(2.5)	32.3
Operating income	22.6	12.6	2.6	(2.1)	5.8	1.0	3.5	(3.6)	42.6

Interest expense, net	(10.1)	(6.3)	(1.8)	0.9	(0.2)	(1.4)	(7.5)	3.7	(22.7)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	(7.8)	—	(7.8)
Other income (expense)	(0.1)	0.1	—	0.5	—	0.1	7.5	(7.5)	0.7
Income tax benefit (expense)	(3.9)	(2.0)	(0.3)	0.2	(1.9)	0.2	2.6	—	(5.0)
Net income (loss)	$8.6	$4.4	$0.5	$(0.4)	$3.7	$(0.1)	$(1.6)	$(7.4)	$7.8

	Consolidating Income Statement
Six Months Ended June 30, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Energy Marketing	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Operating revenue	$287.8	$330.2	$15.4	$31.0	$14.9	$36.7	$95.9	$(135.6)	$676.3
Fuel, purchased power and cost of gas sold	143.8	206.2	—	—	—	—	—	(35.7)	314.3
Gross Margin	144.0	123.9	15.4	31.0	14.9	36.7	95.9	(99.8)	362.0

Operations and maintenance	71.3	62.8	8.3	27.6	12.3	20.8	83.4	(87.0)	199.5
Depreciation, depletion and amortization	25.8	12.0	2.1	9.2	0.3	14.9	5.3	(5.3)	64.3
Operating income	46.9	49.2	5.0	(5.8)	2.3	1.1	7.1	(7.5)	98.3

Interest expense, net	(20.1)	(13.3)	(3.6)	1.9	(0.7)	(2.8)	(15.2)	7.6	(46.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	(2.4)	—	(2.4)
Other income (expense)	0.4	0.1	1.2	1.1	—	(0.1)	29.9	(29.9)	2.7
Income tax benefit (expense)	(8.3)	(12.3)	(0.9)	1.1	(0.6)	1.0	2.1	—	(17.9)
Net income (loss)	$18.9	$23.7	$1.7	$(1.7)	$1.1	$(0.8)	$21.6	$(29.8)	$34.7

	Consolidating Income Statement
Three Months Ended June 30, 2010	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Energy Marketing	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Operating revenue	$136.3	$87.1	$6.7	$15.0	$8.9	$18.7	$26.3	$(42.6)	$256.3
Fuel, purchased power and cost of gas sold	69.4	43.1	—	—	—	—	—	(15.0)	97.5
Gross Margin	66.9	44.0	6.7	15.0	8.9	18.7	26.3	(27.7)	158.8

Operations and maintenance	36.0	32.1	5.2	9.1	6.0	10.5	25.2	(26.3)	97.7
Depreciation, depletion and amortization	11.9	6.8	1.3	3.3	0.1	6.8	1.7	(1.7)	30.3
Operating income	19.0	5.2	0.2	2.7	2.7	1.3	(0.6)	0.3	30.8

Interest expense, net	(8.4)	(6.8)	(2.0)	0.8	(0.8)	(1.4)	(3.6)	(0.3)	(22.5)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	(24.9)	—	(24.9)
Other income (expense)	0.3	0.3	1.2	0.5	0.2	0.2	(2.0)	2.1	2.8
Income tax benefit (expense)	(3.7)	0.5	0.2	(0.9)	(0.8)	0.1	9.8	—	5.1
Net income (loss)	$7.2	$(0.9)	$(0.4)	$3.1	$1.3	$0.2	$(21.3)	$2.1	$(8.7)

	Consolidating Income Statement
Six Months Ended June 30, 2010	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Energy Marketing	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Operating revenue	$285.1	$330.3	$14.7	$29.0	$18.7	$38.4	$52.6	$(85.9)	$682.8
Fuel, purchased power and cost of gas sold	154.1	210.5	—	—	—	—	—	(30.8)	333.8
Gross Margin	131.0	119.8	14.7	29.0	18.7	38.4	52.5	(55.1)	349.0

Operations and maintenance	68.7	66.4	8.6	19.3	11.5	20.2	49.8	(52.1)	192.5
Gain on sale of operating assets	—	(2.7)	—	—	—	—	—	—	(2.7)
Depreciation, depletion and amortization	23.1	13.8	2.3	6.2	0.3	13.0	3.5	(3.5)	58.7
Operating income	39.2	42.2	3.9	3.5	7.0	5.2	(0.8)	0.4	100.5

Interest expense, net	(16.7)	(13.0)	(4.0)	1.1	(1.6)	(2.2)	(7.4)	(0.3)	(44.1)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	(28.0)	—	(28.0)
Other income (expense)	2.4	—	1.2	1.1	0.2	0.5	18.1	(17.9)	5.6
Income tax benefit (expense)	(7.9)	(10.6)	(0.4)	(1.3)	(2.0)	(1.0)	11.8	—	(11.3)
Net income (loss)	$17.0	$18.6	$0.7	$4.4	$3.5	$2.6	$(6.3)	$(17.8)	$22.8